EXHIBIT 4.16
Supplemental Agreement I
This Supplemental Agreement dated June 30, 2009 (referred to herein as the “Agreement”) is entered into in Guangzhou by and between:
Party A: Guangdong Meidiya Investment Co., Ltd.
Party B: Lin Keping
(Party A and Party B are referred to herein collectively as the “Parties” and each individually as a “Party”.)
WHEREAS the Parties have executed a Shareholders Agreement regarding Beijing Fanhua Datong Investment and Management Co., Ltd. (referred to herein as the “Company”) on September 17, 2008 (referred to herein as the “Original Agreement”),
WHEREAS provisions in the Original Agreement regarding profit distributions are incomplete,
The Parties hereby made supplemental provisions in this regard and executed the Agreement.
1.
Pursuant to the Original Agreement, Party B, on behalf of the Company’s management, pledges that the Company shall achieve profitability from 2009 and makes corresponding performance pledges. In addition, Party B agrees that Party A shall be entitled to enjoy annual net profit of the Company for three years from 2009 to 2011.

2.
In the interest of Party A, Party B agrees that if the Company fails to realize profit for the three years from 2009 to 2011 but incurs annual losses instead, then Party B shall borne or make up for the losses in that year. Profits of the Company enjoyed by Party B in the future shall be used first to offset the forgoing losses.

3.
The Agreement is supplemental to the Original Agreement. In the event of any discrepancy between the Original Agreement and the Agreement, the relevant provisions of the Agreement shall prevail. All other provisions of the Original Agreement shall continue in full force and effect.

4.	The Agreement is executed in two originals and each Party shall keep one original. All originals shall have the same legal effect.

5.	The Agreement shall become effective after it is signed by the Parties as of the date set forth in the beginning of the Agreement.
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Signature Pages
IN WITNESS WHEREOF, the Parties to the Agreement hereto officially executed the Agreement on the date set forth in the beginning of the Agreement.
Party A: Guangdong Meidiya Investment Co., Ltd.
by Legal or

Authorized Representative:

Common seal: Guangdong Meidiya Investment Co., Ltd.
Party B: Lin Keping

By:	/s/ Lin Keping

Company (Seal): Beijing Fanhua Datong Investment and Management Co., Ltd.
by Legal or

Authorized Representative:

Common seal: Beijing Fanhua Datong Investment and Management Co., Ltd.

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